Exhibit 10.3

SERVICES AGREEMENT
This Services Agreement (the “Agreement”) dated as of this 26th day of February, 2015 between LKQ Corporation, a Delaware corporation (hereinafter referred to as the “Company”), and John S. Quinn (hereinafter referred to as “Employee”).
WITNESSETH
WHEREAS, Employee is currently the Chief Executive Officer and Managing Director, LKQ Europe;
WHEREAS, the Company desires to avail itself of the experience, knowledge and judgment of Employee as a part-time employee for a period of time after Employee is no longer the Executive Vice President of European Operations of the Company; and
WHEREAS, Employee is willing to perform certain services for the Company upon the terms and conditions set forth herein.
NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, the Company hereby agrees to employ Employee and Employee hereby agrees to accept such employment upon the following terms and conditions:

1.
Term. The “Term” shall mean the period commencing on the date that Employee ceases to be an executive officer of the Company (the “Commencement Date”) and ending on the earliest of (a) the third year anniversary of the Commencement Date, (b) the death of Employee, (c) Employee’s employment is terminated by Employee for any reason, or (d) Employee’s employment is terminated by the Company for “Cause” (as defined in the Company’s Severance Policy for Key Executives (the “Severance Policy”)); provided, however, that the Term shall not commence and this Agreement shall terminate and have no further force or effect in the event that, prior to the second year anniversary of the date of this Agreement, Employee’s employment is terminated by Employee for any reason other than “Good Reason” (as defined in the Company’s Severance Policy) or by the Company for “Cause” (as defined in the Severance Policy).

2.
Duties and Responsibilities. During the Term, Employee shall be a part-time employee of the Company and shall advise the Company’s Board of Directors and/or Chief Executive Officer regarding the Company’s operations and business strategy. During the Term, the Company shall not require Employee to devote more than three business days per month toward Employee’s duties and responsibilities under this Agreement. After the Term, neither the Company nor Employee shall have any further obligations hereunder except, in the case of Employee, the obligations pursuant to paragraph 4 hereof.

3.
Compensation During the Term. During the Term, the Company agrees (a) to pay Employee at an annual rate equal to one-third of Employee’s base salary immediately prior to the Commencement Date, in periodic installments according to the Company’s usual payroll practices, (b) to allow Employee to participate in the employee benefits plans of the Company on substantially the same terms as executive officers of the Company (including the continued right to exercise stock options in accordance with the terms and conditions thereof, the continued vesting of equity awards under the Company’s equity incentive plan, and the continued vesting in outstanding awards under the Company’s long term incentive plan), and (c) to reimburse Employee for reasonable business expenses incurred in connection with the performance of the duties and responsibilities hereunder. For a period of five years from the Commencement Date, the Company will provide Employee with D&O insurance coverage and indemnification rights on terms and conditions no less favorable than Employee is provided as of the Commencement Date.

4. Non-Competition and Confidentiality. Employee agrees that:
(a) During the five year period commencing on the Commencement Date (notwithstanding any earlier termination of the Term in accordance with paragraph 1 hereof), the Employee shall not (i) engage in, represent, furnish consulting services to, be employed by or have any interest in (whether as owner, principal, lender, director, officer, partner, agent, Employee, shareholder, member or otherwise) any business which would be competitive with any business conducted by the Company, provided, however, that the Employee may acquire and hold an aggregate of up to two percent of the outstanding shares of any corporation engaged in any such business if such shares are publicly traded in an established securities market, (ii) induce any customer of the Company or its subsidiaries to patronize any such competitive business or otherwise request or advise any such customer to withdraw, curtail or cancel any of its business with the Company or its subsidiaries, or (iii) solicit for employment, or assist any other person in soliciting for employment, any person employed by the Company or any of its affiliates, or (iv) use or disclose, except for the sole benefit of or with the written consent of the Company, any confidential information relating to the business, processes or products of the Company.
(b) If any provision of Section 4(a), as applied to any party or to any circumstances, is adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision or any other part of this Agreement, the application of such provision in any other circumstances or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form such provision shall then be enforceable. Upon breach of any provision of Section 4(a), the Company and Employee shall be entitled to injunctive relief, since the remedy at law would be inadequate and insufficient. In addition, they shall be entitled to such damages as they can show they have sustained by reason of such breach.
5. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when deposited in the U.S. Mail in a registered, postage prepaid envelope addressed, if to Employee at Employee’s address set forth below, and if to the Company, c/o General Counsel, 500 West Madison Street, Suite 2800, Chicago, Illinois 60661, or to such other addresses as either party shall designate by written notice to the other.
6. Assignment. Employee may not assign Employee’s rights or obligations hereunder. The rights and obligations of the Company hereunder shall inure to the benefit of and shall be binding upon its successors and assigns.
7. Code Section 409A

(a)
The Agreement is not intended to constitute a "nonqualified deferred compensation plan" within the meaning of Internal Revenue Code Section 409A (“Section 409A”) to the maximum extent possible but in any event shall be interpreted to comply with Section 409A. In the event this Agreement or any benefit paid under this Agreement to you is deemed to be subject to Section 409A, you consent to the Company's adoption of such conforming amendments as the Company deems advisable or necessary, in its sole discretion (but without an obligation to do so), to comply with Section 409A and avoid the imposition of taxes under Section 409A.

(b)
This Agreement will be interpreted and construed to not violate Section 409A, although nothing herein will be construed as an entitlement to or guarantee of any particular tax treatment to you.  While it is intended that all payments and benefits provided under this Agreement to you will be exempt from or comply with Section 409A, the Company makes no  representation or covenant to ensure that the payments under this Agreement are exempt from or compliant with Section 409A. The Company will have no liability to you or any other person or entity if a payment or benefit under this Agreement is challenged by any taxing authority or is ultimately determined not to be exempt or compliant. You further understand and agree that you will be entirely responsible for any and all taxes on any benefits payable to you as a result of this Agreement. As a condition of participation in the Agreement, you understand and agree that you will not assert any claims against the Company for reimbursement or payment of any Section 409A additional taxes, penalties and/or interest.

(c)
Each payment made pursuant to any provision of this Agreement shall be considered a separate payment and not one of a series of payments for purposes of Section 409A. To the extent any nonqualified deferred compensation payment to you could be paid in one or more of your taxable years depending upon you completing certain employment-related actions (such as executing a release of claims), then any such payments will commence or occur in the later taxable year to the extent required by Section 409A.

(d)
If upon your "separation from service" within the meaning of Section 409A, you are then a "specified employee" (as defined in Section 409A), then solely to the extent necessary to comply with Section 409A and avoid the imposition of taxes under Section 409A, the Company shall defer payment of "nonqualified deferred compensation" subject to Section 409A payable as a result of and within six (6) months following such "separation from service" until the earlier of (i) the first business day of the seventh month following your "separation from service," or (ii) ten (10) days after the Company receives written confirmation of your death. Any such delayed payments shall be made without interest. For avoidance of doubt, any payment whose amount is derived from the value of a Company common share shall be calculated using the value of a common share as of the close of business on the expiration date of the foregoing Section 409A delay period (or as of the close of business on the most recent business day if the foregoing expiration date occurs on a non-business day).

(e)
Any reimbursement payable to you under this Agreement or pursuant to any plan or arrangement of the Company shall be paid in accordance with the Company's established procedures provided, however, that to the extent necessary to comply with Section 409A, the following requirements will be adhered to: (1) such reimbursement arrangements will provide an objectively determinable nondiscretionary definition of the expenses eligible for reimbursement or of the in-kind benefits to be provided, (2) such reimbursement arrangements will provide for the reimbursement of expenses incurred or for the provision of the in-kind benefits during an objectively and specifically prescribed period (including the lifetime of the service provider), (3) such reimbursement arrangements will provide that the amount of expenses eligible for reimbursement, or in-kind benefits provided, during your taxable year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, (4) the reimbursement of an eligible expense will be made on or before the last day of your taxable year following the taxable year in which the expense was incurred, and (5) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit. Additionally, to the extent required by Section 409A, an eligible reimbursement expense must be incurred by you no later than the end of the second year following the year in which your separation from service occurs and any reimbursement payments to you must be made not later than the end of the third year following your separation from service (or, in the case of in-kind benefits, by the end of the second year following your separation from service).

1.
Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties hereto and supersedes and preempts any prior understandings, agreements, or representations by or among the parties hereto, written or oral, which may have related to the subject matter hereof in any way. Notwithstanding the foregoing, this Agreement does not supersede or preempt Employee’s Change of Control Agreement, Indemnification Agreement, Offer Letter dated February 12, 2015 relating to Employee’s European assignment, or rights under the Severance Policy.

2.	Miscellaneous. (a) This Agreement shall be subject to and governed by the laws of the State of Illinois.
(b) Failure to insist upon strict compliance with any provision(s) hereof shall not be deemed a waiver of such provision(s) or any other provision hereof.
(c) This Agreement may not be modified except by an agreement in writing executed by the parties hereto.
(d) The invalidity or unenforceability of any provision hereby shall not affect the validity or enforceability of any other provisions.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.
LKQ CORPORATION

By:	/s/ Victor M. Casini
Name:	Victor M. Casini
Title:	Senior Vice President and General Counsel

EMPLOYEE

/s/	John S. Quinn
Address: